Exhibit 10.33

April 29, 2005

Robert P. Verheecke

730 Southampton Drive

Palo Alto, CA 94303

Dear Bob:

This letter (the “Agreement”) is to confirm the agreement between you and Blue Coat Systems, Inc., formerly CacheFlow Inc. (the “Company”) regarding the termination of your employment with the Company.

1.	Your employment with the Company will terminate on January 31, 2006, unless earlier terminated as described in this paragraph. You shall continue as an employee of the Company until January 31, 2006, provided that you may resign your employment on any earlier date for any reason or no reason. The Company may terminate your employment prior to January 31, 2006 only for Cause. “Cause” means (a) a material failure to comply with the Company’s written policies or rules, (b) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (c) gross misconduct. The earlier of January 31, 2006 or the earlier date that you resign as an employee or are terminated for Cause by the Company shall be referred to herein as the “Termination Date”. From the date of this Agreement through the Termination Date, you may continue to participate in those employee benefits for which you are an eligible employee. The Company will continue paying you your current base salary in accordance with the Company’s standard payroll procedures until the Termination Date.

2.	Effective May 2, 2005 and continuing through and until the Termination Date, the Company shall employ you in a full-time position reporting directly to me, responsible for special projects assigned to you at my discretion. You understand and agree that through and until the Termination Date you will not commence employment with any other employer and that you will not render any services as an independent contractor or partner without the Company’s prior written consent.

3.	On the Termination Date you will be paid all of your accrued but unused vacation and all of your salary earned through the Termination Date. You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4.	On July 31, 2001 the Company granted you an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $16.75 per share (the “First Option”), on July 10, 2002 the Company granted you an option to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.25 per share (the “Second Option”), and also on June 17, 2003 the Company granted you an option to purchase 40,000 shares of the Company’s common stock at an exercise price of $5.60 per share (the “Third Option” and together with the First and Second Option, the “Options”). Each of the Options is evidenced by an option agreement (collectively, the “Option Agreements”) and is subject to the terms and conditions of the Company’s 1999 Equity Incentive Plan. As of May 2, 2005, you will be vested in the number of shares indicated below:

Grant Date	Number of Shares	Exercise Price	Vested 5/02/05	Unvested 5/02/05
7/31/2001	100,000	$16.75	100,000	0
7/10/2002	50,000	$2.25	50,000	0
6/17/2003	40,000	$5.60	20,000	20,000

Pursuant to the terms of this Agreement, if you remain employed with the Company through May 2, 2005 , then on the Effective Date (as defined in paragraph 19 below) you will become vested in additional shares of the Company’s common stock under the Options such that you are vested in the aggregate number of shares set forth below.

Grant Date	Number of Shares	Exercise Price	Vested as of Effective Date	Unvested as of Effective Date
7/31/2001	100,000	$16.75	100,000	0
7/10/2002	50,000	$2.25	50,000	0
6/17/2003	40,000	$5.60	40,000	0

Pursuant to the Option Agreements, you will have three (3) months following your Termination Date to exercise the Options with respect to the vested but unexercised shares. All of the shares acquired pursuant to the exercise of the Options will continue to be subject to and governed by the Option Agreements. You acknowledge that under the terms, conditions and limitations of the Option Agreements, the Options would otherwise expire with respect to the unvested shares on your Termination Date. You acknowledge that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph and paragraph 12 and further that all terms, conditions and limitations applicable to the Options pursuant to the Option Agreements shall remain in full force and effect.

5.	You acknowledge that you have continuing obligations under the Federal and state securities laws for a period of time following your cessation of employment,

including (without limitation) under Rule 144 and Section 16, and that you may not sell shares of the Company’s common stock in violation of the Company’s insider trading policy or in violation of Rule 10b-5.

6.	In consideration for receiving the stock option vesting acceleration described in paragraph 4 above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, stockholders, officers, directors, agents, consultants, attorneys, employees and assigns, and employee benefit plans with respect to any matter (without limitation) arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

7.	You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

8.	You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement.

9.	Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

10.	You and the Company understand and agree that nothing in this Agreement shall modify in any manner any indemnification and/or insurance rights you may have pursuant to the Company’s Certificate of Incorporation, Bylaws, the Indemnification Agreement between you and the Company dated May 1, 2001, or any applicable insurance policy for officers and directors liability.

11.	At all times in the future, you will remain bound by the Company’s Proprietary Information and Invention Agreement signed by you on May 1, 2001, a copy of which is attached as Exhibit A.

12.	You acknowledge that you have no other stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph and in paragraph 4 above and other than shares you own and that are in your possession. All terms, conditions and limitations applicable to the purchase rights pursuant to the Company’s Employee Stock Purchase Plan shall remain in full force and effect.

13.	You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you if such individuals agree that they will not disclose to others the existence or terms of this Agreement or unless otherwise required by law and only to the extent required.

14.	You agree that except as expressly provided in this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company, including, but not limited to, the agreement entered into between you and the Company on November 4, 2004 regarding the termination of your employment and certain severance benefits which is hereby expressly rendered null and void and of no effect at any time in the future. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

15.	This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

16.	You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

17.	Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company’s Proprietary Information and Inventions Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

18.	You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement.

19.	If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement (the “Effective Date”).

Please indicate your agreement with the above terms by signing below.

Sincerely,

/s/ Brian M. NeSmith
Brian NeSmith
President & CEO

My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:	/s/ Robert P. Verheecke	Dated:	4/29/05
Robert P. Verheecke

Exhibit A – PIIA

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms an agreement between me Robert P. Verheecke and Blue Coat Systems, Inc., a Delaware corporation (the “Company”), which is a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as its agents and attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix B. If I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company, Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8. I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

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9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be a adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Employee:

/s/ Robert P. Verheecke
Signature

Robert P. Verheecke
Name (Printed)

May 1, 2001
Date

Accepted and Agreed to:

BLUE COAT SYSTEMS, INC.

By	/s/ Susan H. Thornton
Susan H. Thornton

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APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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APPENDIX B

PRIOR MATTER